Editorial Contacts:
Duane Brozek
ViewSonic Corp.
(909) 444-8746
duane.brozek@viewsonic.com

VIEWSONIC CORPORATION REPORTS FINANCIAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2006

Full-Year 2006 Results

•	Record net sales of $1.6 billion

•	Unit sales growth in LCDs of 81% year-over-year; 106% for LCD TVs; 138% for projectors

•	Sales, general and administrative expenses decreased 1.2 percentage points from 8.8% of net sales in 2005 to 7.6% of net sales in 2006

•	Net income of $24.2 million

WALNUT, Calif., Feb. 28, 2007 - ViewSonic® Corporation, a worldwide leader in display products, today announced its financial results for the year and quarter ended December 31, 2006.

For the year ended December 31, 2006, net sales were $1.6 billion, a record for the company and an increase of 32.4% over the $1.2 billion reported for 2005. The increase in net sales was primarily driven by growth in unit sales of LCD, LCD TV and projector products. Net income was $24.2 million for 2006 compared to an $8.3 million loss for 2005. The increase in net income was primarily the result of the increase in net sales, increased leverage in selling, general and administrative expenses, which were 7.6% of net sales for 2006 compared to 8.8% of net sales for 2005, and foreign currency translation gains of $5.2 million in 2006 compared to foreign currency translation losses of $4.7 million in 2005. In addition, 2005 included a non-cash charge of $12.3 million to establish a valuation allowance against net deferred tax assets in the United States.

For the quarter ended December 31, 2006, net sales were $456.6 million, an increase of 40.5% over the $325.0 million reported for the fourth quarter of 2005. Net income was $9.5 million for the fourth quarter of 2006 compared to $5.9 million in the fourth quarter of 2005.

"The implementation of key initiatives to improve our efficiency, simplify our business processes and expand core product offerings has continued to positively impact our growth and profitability,” said James Chu, chairman and CEO of ViewSonic Corporation.

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ViewSonic Financial Results for Year Ended Dec. 31, 2006

About ViewSonic

ViewSonic Corporation, a worldwide leader in display products, offers comprehensive display solutions for today’s business, education and consumer electronics markets. The Company's products have won more than 2,000 awards globally from independent publications and organizations.

Headquartered in Walnut, Calif., ViewSonic was founded in 1987 and is a privately held corporation. For further information, please contact ViewSonic Corporation at tel: 800.888.8583 or 909.869.7976; fax: 909.468.3736; or www.viewsonic.com.

Forward-looking Statements

This press release contains forward-looking statements, including all statements relating to the performance expectations of ViewSonic products, business opportunities or financial performance. These statements are subject to risks and uncertainties that could cause actual results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, ViewSonic’s dependence on third-party suppliers; its need to maintain and expand its sales channels; market acceptance of ViewSonic's products; general industry trends, including cyclical trends in the PC and display industries; and the impact of competitive products and pricing alternatives. Investors are advised to read ViewSonic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, particularly the section entitled “Risk Factors.”

Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and ViewSonic undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Trademark footnote: All corporate names and trademarks are the property of their respective companies.

ViewSonic Financial Results for Year Ended Dec. 31, 2006

VIEWSONIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data) (Unaudited)	For the three months ended December 31,		For the year ended December 30,
	2006	2005	2006	2005
Net sales	$456,583	$324,983	$1,589,090	$1,200,190
Cost of sales	415,265	293,184	1,444,905	1,085,011
Gross profit	41,318	31,799	144,185	115,179
Selling, general and administrative expenses	33,703	25,072	120,606	105,349
Income from operations	7,615	6,727	23,579	9,830
Other income (expense):
Interest income (expense), net	(145)	233	(198)	287
Other income (expense), net	2,794	(525)	3,764	(4,266)
Total other income (expense), net	2,649	(302)	3,566	(3,979)
Income from continuing operations before income taxes	10,264	6,425	27,145	5,851
Provision for income taxes	771	442	2,954	14,659
Income (loss) from continuing operations	9,493	5,983	24,191	(8,808)
Loss from discontinued operations	—	—	—	—
Net gain on disposal of discontinued operations, net of tax	—	(120)	—	475
Net income (loss)	9,493	5,863	24,191	(8,333)
Preferred stock accretion	—	(399)	(48)	(1,524)
Net income (loss) available to common stockholders	$9,493	$5,464	$24,143	$(9,857)

Basic earnings (loss) per share:
Continuing operations	$0.03	$0.02	$0.07	$(0.03)
Gain on disposal of discontinued operations	$—	$—	$—	$—
Total basic earnings (loss) per share	$0.03	$0.02	$0.07	$(0.03)

Diluted earnings (loss) per share
Continuing operations	$0.03	$0.02	$0.07	$(0.03)
Gain on disposal of discontinued operations	$—	$—	$—	$—
Total diluted earnings (loss) per share	$0.03	$0.02	$0.07	$(0.03)

Weighted average shares used in per share calculation:
Basic	354,595	353,973	354,279	353,969
Diluted	361,289	357,186	360,432	353,969

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